TWENTY-SIXTH AMENDED AND RESTATED

MULTIPLE CLASS PLAN

PURSUANT TO RULE 18F-3

FOR

AQR FUNDS

WHEREAS, AQR Funds (“Trust”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (“Act”); and

WHEREAS, shares of beneficial interest of the Trust are divided into the series (each a “Fund”) set forth in Appendix A hereto, as may be amended from time to time; and

WHEREAS, the Trust, on behalf of each of the Funds, adopted a Multiple Class Plan pursuant to Rule 18f-3 under the Act (the “Plan”) with respect to each of the Funds included on Appendix A thereto on November 25, 2008; and

WHEREAS, Appendix A to the Plan was amended on March 10, 2009 to reflect the addition of the AQR Momentum Fund, AQR Small Cap Momentum Fund and the AQR International Momentum Fund; and

WHEREAS, the Plan was amended and restated on twenty-five previous occasions to reflect the addition of new Funds and make other amendments to the Plan, the most recent to add a new Fund to Appendix A of the Plan (“Twenty-Fifth Amended and Restated Plan”); and

WHEREAS, the Trust desires to amend and restate the Twenty-Fifth Amended and Restated Plan in order to update Appendix A of the Plan to reflect the addition of the AQR LSE Fusion Fund, AQR CVX Fusion Fund, AQR MS Fusion Fund and AQR MS Fusion HV Fund and the removal of certain liquidated series of the Trust (the “Amended and Restated Plan”); and

WHEREAS, the Trust employs AQR Capital Management, LLC (“Adviser”) as its investment adviser and ALPS Distributors, Inc. (“Distributor”) as its distributor.

NOW, THEREFORE, the Trust hereby adopts, on behalf of the Funds, the Amended and Restated Plan, in accordance with Rule 18f-3 under the Act and on the following terms and conditions:

1. Features of the Classes. Each of the Funds issues its shares of beneficial interest in one or more of the following three classes: “Class N Shares,” “Class I Shares,” and “Class R6 Shares” as set forth in Appendix A hereto. Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses applicable to it, as defined in Section 7 below; and (c) each class shall have (i) exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and (ii) separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, shares of each class of a Fund shall have the features described herein.

2. Distribution Plan. The Trust has adopted a Distribution Plan in accordance with Rule 12b-1 under the Act on behalf of Class N Shares of each Fund. Under the Distribution Plan Class N Shares of each Fund pay the Distributor monthly a fee at the rate set forth in the Distribution Plan for services rendered by the Distributor in connection with any activities or expenses primarily intended to result in the sale of Class N Shares, including, but not limited to, compensation to registered representatives or other employees of Distributor and to other broker-dealers that have entered into a Selling Agreement or similar agreement with the Distributor, compensation to and expenses of employees of the Distributor who engage in or support distribution of the Funds’ shares; telephone expenses; interest expense; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; and profit and overhead on the foregoing. Such fee under the Distribution Plan may also be used entirely for the payment of services that are not distribution related, such as administrative or shareholder services.

3. Conversion Features. In the event that a shareholder ceases to meet the eligibility requirements pertinent to the class of shares the shareholder holds as set forth herein, such shareholder’s shares may be converted into a class of shares for which the shareholder is eligible that has the most attractive arrangements for the shareholder, provided that: (i) the shareholder is notified in advance of the conversion and (ii) the conversion is effected on the basis of the relative net asset values of the two classes without the imposition of any sales load, fee, or other charge.

4. Subscription Fees. No current class charges Subscription Fees.

5. Redemption Fees. No current class charges Redemption Fees.

6. Eligibility Requirements. The Trust generally imposes the eligibility requirements set forth in each Fund’s then current and effective registration statement, subject to the ability to waive the requirements if deemed appropriate. Each Fund reserves the right to refuse any order to purchase its shares. Some financial intermediaries may impose different or additional eligibility requirements.

7. Allocations, Income and Expenses.

a. The gross income and realized and unrealized capital gains of each Fund shall generally be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined below which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of the Fund. These expenses include:

1.	Expenses incurred by the Trust (for example, fees of Trustees and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund (“Trust Level Expenses”); and

2.

Expenses incurred by a Fund not attributable to any particular class of the Fund’s shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund’s assets) (“Fund Expenses”).

b. Expenses attributable to a particular class (“Class Expenses”) shall be limited to: (i) payments made pursuant to a distribution plan and/or shareholder services agreement (such as the Distribution Plan and Shareholder Services Agreement); (ii) transfer agent fees attributable to a specific class; (iii) Securities and Exchange Commission registration fees incurred by a class; (iv) the expense of administrative personnel and services to support the shareholders of a specific class; (v) litigation or other legal expenses relating solely to one class; and (vi) trustees’ fees incurred as a result of issues relating to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. All other “Class Expenses” listed in categories (ii)-(vi) above may be allocated to a class but only if the President and Chief Financial Officer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses consistent with applicable legal principles under the Act and the Internal Revenue Code of 1986, as amended (“IRC”).

Therefore, expenses of a Fund shall be apportioned to each class of shares depending on the nature of the expense item. Trust Level Expenses and Fund Expenses will be allocated among the classes of shares based on their relative net asset values. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to a Fund for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Company in light of the requirements of the Act and the IRC.

8. Waiver or Reimbursement of Expenses. Fees and expenses may be waived or reimbursed by the Adviser or any other service provider to the Trust without the prior approval of the Board of Trustees.

9. Effectiveness of Plan. This Amended and Restated Plan shall not take effect until it has been duly approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not “interested persons” of the Trust (as defined in the Act).

10. Material Modifications. This Amended and Restated Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in Paragraph 10 hereof.

11. Limitation of Liability. The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Amended and Restated Plan, and any person, in asserting any rights or claims under this Amended and Restated Plan, shall look only to the assets and property of the Trust or such Funds in settlement of such right or claim, and not to such Trustees or shareholders.

IN WITNESS WHEREOF, the Trust, on behalf of the Funds, has adopted this Amended and Restated Plan as of the 29th day of May, 2025.

AQR FUNDS

By:	/s/ Nicole DonVito
Name: Nicole DonVito
Title: Chief Legal Officer, Secretary and Vice President

AMENDED AND RESTATED

MULTIPLE CLASS PLAN

PURSUANT TO RULE 18F-3

FOR

AQR FUNDS

APPENDIX A – LIST OF FUNDS AND CLASSES

As of May 29, 2025

FUND	CLASSES OFFERED

AQR Global Equity Fund	Class N Class I Class R6

AQR International Equity Fund	Class N Class I Class R6

AQR Diversified Arbitrage Fund	Class N Class I Class R6

AQR Large Cap Momentum Style Fund	Class I Class N Class R6

AQR Small Cap Momentum Style Fund	Class I Class N Class R6

AQR International Momentum Style Fund	Class I Class N Class R6

AQR Managed Futures Strategy Fund	Class N Class I Class R6

AQR Multi-Asset Fund	Class N Class I Class R6

AQR Large Cap Defensive Style Fund	Class N Class I Class R6

AQR International Defensive Style Fund	Class N Class I Class R6

AQR Risk-Balanced Commodities Strategy Fund	Class N Class I Class R6

AQR Large Cap Multi-Style Fund	Class N Class I Class R6

AQR Small Cap Multi-Style Fund	Class N Class I Class R6

AQR International Multi-Style Fund	Class N Class I Class R6

AQR Emerging Multi-Style II Fund	Class I Class N Class R6

AQR Long-Short Equity Fund	Class N Class I Class R6

AQR Managed Futures Strategy HV Fund	Class N Class I Class R6

AQR Style Premia Alternative Fund	Class N Class I Class R6

AQR Macro Opportunities Fund	Class N Class I Class R6

AQR Equity Market Neutral Fund	Class N Class I Class R6

AQR Alternative Risk Premia Fund	Class N Class I Class R6

AQR Diversifying Strategies Fund	Class N Class I Class R6

AQR Trend Total Return Fund	Class N Class I Class R6

AQR LSE Fusion Fund	Class N Class I Class R6

AQR CVX Fusion Fund	Class N Class I Class R6

AQR MS Fusion Fund	Class N Class I Class R6

AQR MS Fusion HV Fund	Class N Class I Class R6